UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 16, 2026

Date of Report (date of earliest event reported)

STUBHUB HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-42846	20-2082924
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

175 Greenwich Street, 59th Floor,

New York, New York 10007

(Address of principal executive offices and zip code)

(888) 977-5364

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A common stock, par value $0.001 per share	STUB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2026, the Board of Directors (the “Board”) of StubHub Holdings, Inc. (the “Company”) appointed Andrew Raab to fill an existing vacancy and serve as a director on the Board, effective immediately, with a term expiring at the Company’s 2027 annual meeting of stockholders. Mr. Raab is not expected to serve on any committee of the Board.

Mr. Raab brings to the Board extensive capital markets and investment experience, including a long track record of partnering with management teams to deliver long term value to shareholders. Mr. Raab is Co-Founder of the investment firm FPR Partners. Prior to co-founding the firm in 2003, Mr. Raab was a Principal at Hellman and Friedman, an Associate at Bain Capital and an Analyst at Donaldson, Lufkin and Jenrette. Mr. Raab received an MBA from the Stanford Graduate School of Business after graduating magna cum laude with a BA in Political Science and Economics from the University of Michigan.

Mr. Raab will receive compensation in accordance with the Company’s non-employee director compensation program, which is filed as Exhibit 10.12 to the Company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission (the “SEC”) on March 5, 2026 (the “Annual Report”), and summarized in the Company’s proxy statement for the annual meeting of stockholders held on June 23, 2026, as filed with the SEC on April 30, 2026. The Company will also enter into its standard indemnification agreement with Mr. Raab, the form of which is filed as Exhibit 10.9 to the Annual Report.

There are no arrangements or understandings between Mr. Raab and any other person pursuant to which Mr. Raab was selected as a director. There are no transactions involving the Company and Mr. Raab (or any immediate family member) that would be required to be reported under Item 404(a) of Regulation S-K, other than as described herein. On August 15, 2025, the Company entered into a Series O redeemable preferred stock purchase agreement with Mr. Raab pursuant to which Mr. Raab purchased 2,000 shares of Series O redeemable preferred stock at a purchase price of $1,000 per share for gross proceeds of approximately $2.0 million. On March 17, 2026, the Series O redeemable preferred stock automatically converted into 93,617 shares of Class A common stock. In addition, on March 27, 2026 (the “Effective Date”), the Company entered into a consulting agreement with Mr. Raab pursuant to which Mr. Raab will provide advisory and consulting services to the Company for a term of three years. As compensation for these services, on the Effective Date, Mr. Raab was granted restricted stock units (“RSUs”) with an aggregate grant date fair value of $200,000, which vested on the Effective Date with respect to 50% of the total number of RSUs granted and vests as to 1/24th of the total number of RSUs granted on each quarterly anniversary beginning on July 1, 2026. The foregoing description of the consulting agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the consulting agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Consulting Agreement between the Company and Andrew Raab, dated March 27, 2026

104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STUBHUB HOLDINGS, INC.

Date: October 20, 2026	By:	/s/ Mark Streams
Mark Streams
Executive Vice Chairman and Chief Legal Officer